EXHIBIT 99.1
     FOR IMMEDIATE RELEASE

Contacts:

David Carlson	Michael Newman
Executive Vice President and Chief Financial Officer	Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com

503-262-0110 ext. 1331
LACROSSE FOOTWEAR COMPLETES END FOOTWEAR ACQUISITION
END will feature new Spring 2010 line at upcoming Outdoor Retailer Show
PORTLAND, Ore. — June 1st, 2009 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear and apparel, announced today that it has completed closing of its acquisition of certain assets of Environmentally Neutral Design Outdoor, Inc., or END, a performance footwear company focused on product innovation and sustainability. Through the agreement LFI acquires substantially all the assets comprising END’s footwear business, including inventory, intellectual property, and other assets.
END began shipping product in late 2008 to provide everyday athletes with high performance footwear that follows responsible design, and is innovative and technical. END footwear has already received the honors of “Best Trail Running Shoe Debut” from Runner’s World magazine in their April 2009 issue and “Best Road Running Shoe Debut” in their June 2009 issue. The company will debut its Spring 2010 line at upcoming shows including the Outdoor Retailer Summer Show.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, mining, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
# # #